UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2015 (October 22, 2015)

CATALYST BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 Littlefield Ave. South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

(650) 266–8674

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Stock Incentive Plan

On October 22, 2015 the Board of Directors (the “Board”) of Catalyst Biosciences, Inc. (the “Company”) and the Compensation Committee of the Board (the “Compensation Committee”) approved an amendment (the “Plan Amendment”) to the Company’s 2015 Stock Incentive Plan (the “Plan”), subject to stockholder approval. Under the Plan Amendment, the annual participant award limitations under the Plan would be increased to 500,000 shares per participant for options and stock appreciation rights, 500,000 shares per participant for awards other than options and stock appreciation rights, and 75,000 shares per non-employee directors.

Executive Officer Compensation

On October 22, 2015, the Compensation Committee approved the following base salaries, option awards and bonuses targets for fiscal year 2015 for the Company’s executive officers.

Name and Position	Base Salary (1)	Number of Shares Subject to Option Grant (2)	Number of Shares Subject to Contingent Option Grant (2)(3)	Target Bonus for Performance in 2015 (Percentage of Base Salary) (4)
Nassim Usman, Ph.D. President & Chief Executive Officer	$440,000	71,428	153,572	50%
Edwin L. Madison, Ph.D. Chief Scientific Officer	$350,000	71,428	58,572	35%
Fletcher Payne Chief Financial Officer	$316,000	71,428	28,572	35%

Notes:

(1)	The base salary is effective September 1, 2015, and reflects a 10% and 8% increase for Dr. Usman and Dr. Madison, respectively, as compared to their base salaries in 2014, and a 5% increase for Mr. Payne’s prior base salary (Mr. Payne was not employed by the Company in 2014).
(2)	The exercise price per share of such option grant is $4.40, the closing price of the Company’s common stock on the NASDAQ Capital Market on October 22, 2015 the date of grant. The shares subject to the options shall vest monthly over four years, subject to continued service, commencing as of September 1, 2015.
(3)	Options subject to stockholder approval of the Plan Amendment.
(4)	The actual bonus to be awarded will be at the Compensation Committee’s complete discretion based on the Company’s performance against specified corporate objectives and other factors to be taken into account at the discretion of the Compensation Committee.

Adoption of Director Compensation Policy

On October 22, 2015, the Board adopted the following compensation policy that is applicable to all non-employee directors (directors who are employees of the Company will not receive any compensation for their service on the Board):

•	Initial Equity Grants. Each non-employee director who joins the board will receive an option to purchase 15,000 shares of the Company’s common stock, which will vest monthly over three years, subject to continued service.

•	Annual Retainers. Each non-employee director will receive an annual retainer for service on the Board consisting of an option to purchase 7,500 shares of the Company’s common stock, to be awarded at the Company’s annual stockholders’ meeting and which will vest over one year, in addition to annual cash retainers for service on the Board and committees of the Board, or for service as chair of the Board or such committees (inclusive of retainers for service as a member), as follows:

Additional annual retainer fees for service as member or chair of:	Member	Chair
Board of Directors	$35,000	$60,000
Audit Committee	$7,500	$15,000
Compensation Committee	$5,000	$10,000
Governance and Nominating Committee	$3,750	$7,500

In connection with the adoption of the foregoing director compensation policy, on October 22, 2015, the Board approved initial equity grants to each non-employee director of options to purchase 15,000 shares of the Company’s common stock, which will vest monthly over three years, subject to continued service, commencing as of September 1, 2015. Options with respect to 8,250 shares per director are effective immediately, and options with respect to 6,750 shares per director shall be subject to stockholder approval of the Plan Amendment. Director Jeff Himawan, Ph.D., has declined to receive any compensation for his service as a director, in accordance with the policies of the investment fund for which he serves as Managing Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST BIOSCIENCES, INC.

Date: October 27, 2015	/s/ Nassim Usman
Nassim Usman, Ph.D.
President and Chief Executive Officer